Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of February 14, 2012, that only one statement containing the information required by Schedule 13G, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Aware, Inc. (the “Issuer”) and such statement to which this Joint  Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

Dated:
February 14, 2012	/s/ Susan Yang Stafford
Susan Yang Stafford

Dated:	The Susan Yang Stafford 2010 Kimborama Trust
February 14, 2012	/s/ Susan Yang Stafford
Susan Yang Stafford, Trustee

Dated:	The Kimberly Stafford 2004 Irrevocable Trust
February 14, 2012	/s/ Susan Yang Stafford
Susan Yang Stafford, Trustee

Dated:	Kimborana LLC
February 14, 2012	/s/ Susan Yang Stafford
Susan Yang Stafford, Manager